Exhibit 99.3

Press Release

Gulfport Energy Corporation Launches Proposed $50 Million Tack On Offering of Senior Notes

OKLAHOMA CITY (December 18, 2012) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) today announced that it proposes to offer, subject to market conditions and other factors, $50 million aggregate principal amount of its 7.750% senior notes due 2020 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. On October 17, 2012, Gulfport completed a private placement of $250 million aggregate principal amount of its 7.750% senior notes due 2020. The Notes and the notes originally issued in October 2012 will be treated as a single class of debt securities under the same indenture. Gulfport expects to use the net proceeds of the current Notes offering for general corporate purposes, including the funding of a portion of its 2013 capital development plan.

The Notes will be general unsecured senior obligations of Gulfport, will be guaranteed on a senior unsecured basis by certain of Gulfport’s subsidiaries and will pay interest semi-annually.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport has also acquired acreage positions in the Utica Shale of Eastern Ohio and the Niobrara Formation of Western Colorado. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC and has interests in entities that operate in the Permian Basin in West Texas and in Southeast Asia, including the Phu Horm gas field in Thailand.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transaction described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Paul K. Heerwagen IV

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888